                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-39642
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 7, 2000)

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

      5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 (THE "CONVERTIBLE NOTES")
                AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF
                             THE CONVERTIBLE NOTES
                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including the supplements dated September 8, 2000, September 27, 2000, November 2, 2000, December 4, 2000, January 12, 2001, January 29, 2001, March 9, 2001,
April 20, 2001, June 4, 2001 and August 16, 2001 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                   PRINCIPAL AMOUNT AT                      NUMBER OF
                                       MATURITY OF        PERCENTAGE OF     SHARES OF
                                    CONVERTIBLE NOTES      CONVERTIBLE     COMMON STOCK    PERCENTAGE OF
                                   BENEFICIALLY OWNED         NOTES        THAT MAY BE      COMMON STOCK
              NAME                  THAT MAY BE SOLD       OUTSTANDING       SOLD(1)       OUTSTANDING(2)
              ----                 -------------------    -------------    ------------    --------------
Baptist Health of South
  Florida........................      $ 37,000.00           0.01430%            645          0.00040%
Screen Actors Guild Pension
  Convertible....................      $325,000.00           0.12560%          5,668          0.00351%
Wyoming State Treasurer..........      $658,000.00           0.25430%         11,475          0.00711%

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(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 161,371,204 shares of the common stock outstanding as of August 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before August 14, 2001 by the selling securityholders named in the table.

                The date of this prospectus is August 16, 2001.